As filed with the Securities and Exchange Commission on October 3, 2022
Registration No. 333-256823

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 6 to
Form S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

JLL Income Property Trust, Inc.

(Exact Name of Registrant as Specified in Governing Instruments)

333 West Wacker Drive
Chicago, Illinois 60606
(312) 897-4000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

C. Allan Swaringen
Chief Executive Officer and President
333 West Wacker Drive
Chicago, Illinois 60606
(312) 897-4000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:
Rosemarie A. Thurston
Jason W. Goode
Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309
(404) 881-7000

Approximate date of commencement of proposed sale to the public: This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ Registration No. 333-256823
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note
This Post-Effective Amendment No. 6 to the Registration Statement on Form S-11 (No. 333-256823) is filed pursuant to Rule 462(d) solely to add certain exhibits not previously filed with respect to such Registration Statement.

PART II
Information Not Required in the Prospectus

Item 36.	Financial Statements and Exhibits.
(b)  Exhibits.
The following exhibits are filed as part of this Registration Statement:

Ex.	Description
3.1	Fourth Articles of Amendment to the Second Articles of Amendment and Restatement (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed with the SEC on October 3, 2022).
23.4	Consent of SitusAMC Real Estate Valuation Services, LLC
24.1	Power of Attorney
24.2	Power of Attorney

Signatures
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 3rd day of October, 2022.

JLL Income Property Trust, Inc.

By:	/s/ C. Allan Swaringen
C. Allan Swaringen
Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates as indicated.

	Name	Title	Date

	/s/ C. Allan Swaringen	Chief Executive Officer and Director (Principal Executive Officer)	October 3, 2022
C. Allan Swaringen

	/s/ Gregory A. Falk	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 3, 2022
Gregory A. Falk

	*	Chairman of the Board	October 3, 2022
Lynn C. Thurber

	*	Director	October 3, 2022
Virginia G. Breen

	*	Director	October 3, 2022
Jonathan B. Bulkeley

	*	Director	October 3, 2022
Jacques N. Gordon

	*	Director	October 3, 2022
R. Martel Day

	*	Director	October 3, 2022
Kristy F. Heuberger

	*	Director	October 3, 2022
William E. Sullivan

	*	Director	October 3, 2022
Robin M. Zeigler

	*	Director	October 3, 2022
Douglas A. Lindgren

*By:	/s/ C. Allan Swaringen	Attorney-in-Fact	October 3, 2022
C. Allan Swaringen